                                                                 EXHIBIT NO. 2.7

                                                                [EXECUTION COPY]










                            STOCK PURCHASE AGREEMENT

                                  by and among

                           UTILITY CONSULTANTS, INC.,

                                  IRVIN GUNTER,

                                 RONALD LIPHAM,

                                       and

                           LINC.NET ACQUISITION CORP.






                             Dated as of May 8, 2000

                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I
         CERTAIN DEFINITIONS......................................................................................1
         1.1          Definitions.................................................................................1

ARTICLE  II

         PURCHASE AND SALE OF THE SHARES..........................................................................6
         2.1         Basic Transaction............................................................................6
         2.2         Closing Transactions.........................................................................6
         2.3         Purchase Price...............................................................................7
         2.4         Determination and Payment of Earnout Payment.................................................9

ARTICLE  III

         CONDITIONS TO CLOSING...................................................................................10
         3.1         Conditions to Buyer's Obligations...........................................................10
         3.2         Conditions to Sellers' Obligations..........................................................13

ARTICLE   IV

         COVENANTS PRIOR TO CLOSING..............................................................................14

ARTICLE  V

         REPRESENTATIONS AND WARRANTIES CONCERNING
         THE COMPANY AND SELLERS.................................................................................14
         5.1         Capacity, Organization, Corporate Power and Licenses........................................14
         5.2         Capital Stock and Related Matters; Title to Shares..........................................15
         5.3         Authorization; Noncontravention.............................................................15
         5.4         Subsidiaries................................................................................16
         5.5         Financial Statements........................................................................16
         5.6         Accounts Receivable.........................................................................16
         5.7         Inventory...................................................................................17
         5.8         Absence of Undisclosed Liabilities..........................................................17
         5.9         No Material Adverse Effect..................................................................17
         5.10        Absence of Certain Developments.............................................................17
         5.11        Assets......................................................................................19
         5.12        Contracts and Commitments...................................................................20
         5.13        Intellectual Property Rights................................................................22
         5.14        Litigation..................................................................................23

                                                                                                               PAGE
         5.15        Compliance with Laws........................................................................24
         5.16        Environmental and Safety Matters............................................................24
         5.17        Employees...................................................................................25
         5.18        Employee Benefit Plans......................................................................25
         5.19        Insurance...................................................................................26
         5.20        Tax Matters.................................................................................27
         5.21        Brokerage and Transaction Bonuses...........................................................28
         5.22        Bank Accounts...............................................................................28
         5.23        Names and Locations.........................................................................28
         5.24        Affiliate Transactions......................................................................29
         5.25        Service Warranties..........................................................................29
         5.26        Customers and Suppliers.....................................................................29
         5.27        Disclosure..................................................................................29

ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................30
         6.1         Organization and Power......................................................................30
         6.2         Capitalization..............................................................................30
         6.3         Authorization...............................................................................30
         6.4         No Violation................................................................................30
         6.5         Governmental Authorities and Consents.......................................................30
         6.6         Litigation..................................................................................31
         6.7         Brokerage...................................................................................31

ARTICLE VII

         TERMINATION.............................................................................................31

ARTICLE  VIII

         ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING..........................................................31
         8.1         Survival of Representations and Warranties..................................................31
         8.2         Indemnification.............................................................................32
         8.3         Mutual Assistance...........................................................................35
         8.4         Non-Competition; Non-Solicitation...........................................................35
         8.5         Press Release and Announcements.............................................................37
         8.6         Expenses....................................................................................37
         8.7         Specific Performance........................................................................38
         8.8         Arbitration Procedure.......................................................................38

                                      -ii-

                                                                                                               PAGE
         8.9         Further Assurances..........................................................................39
         8.10        Confidentiality.............................................................................39
         8.11        Tax Matters.................................................................................39
         8.12        Employment Agreements.......................................................................42

ARTICLE  IX

         MISCELLANEOUS...........................................................................................42
         9.1         Amendment and Waiver........................................................................42
         9.2         Notices.....................................................................................42
         9.3         Successors and Assigns......................................................................44
         9.4         Severability................................................................................44
         9.5         Interpretation..............................................................................44
         9.6         Captions....................................................................................45
         9.7         No Third-Party Beneficiaries................................................................45
         9.8         Complete Agreement..........................................................................45
         9.9         Counterparts................................................................................45
         9.10        Delivery by Facsimile.......................................................................45
         9.11        Governing Law...............................................................................45
         9.12        Schedules...................................................................................46

                             EXHIBITS AND SCHEDULES


EXHIBITS:
Exhibit A         -        Escrow Agreement
Exhibit B-1       -        Employment Agreement
Exhibit B-2       -        Employment Agreement
Exhibit C         -        Executive Purchase Agreement
Exhibit D         -        Amended and Restated Stockholders Agreement
Exhibit E         -        Amended and Restated Registration Agreement
Exhibit F         -        Form of Opinion of Counsel for Sellers and the Company

SCHEDULES

Adjusted EBITDA Schedule
Permitted Liens Schedule
Officers and Directors Schedule
Schedule of Sellers
Restrictions Schedule
Subsidiary Schedule
Financial Statements Schedule
Accounts Receivable Schedule
Inventory Schedule
Liabilities Schedule
Contracts Schedule
Developments Schedule
Assets Schedule
Leased Real Property Schedule
Intellectual Property Schedule
Litigation Schedule
Compliance Schedule
Permits Schedule
Environmental Schedule
Employees Schedule
Employee Benefits Schedule
Insurance Schedule
Taxes Schedule
Brokerage Schedule
Transaction Bonuses Schedule
Bank Account Schedule
Names and Locations Schedule
Affiliated Transactions Schedule

Warranty Schedule
Customers and Suppliers Schedule
Buyer Brokerage Schedule
Indemnification Schedule

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of May 8, 2000, by and among Utility Consultants, Inc., a Georgia corporation (the "COMPANY"), and Irvin Gunter ("GUNTER") and Ronald Lipham ("LIPHAM") (each a "SELLER" and collectively the "SELLERS"), and Linc.net Acquisition Corp., a Delaware corporation ("BUYER").

                  WHEREAS, Sellers own all of the issued and outstanding capital stock of the Company (the "SHARES"); and

                  WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.1 DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "ADJUSTED EBITDA" means, for any period, the Company's net income for such period, PLUS to the extent deducted in determining such net income (A) federal and state income tax expense, (B) interest expense for indebtedness for borrowed money, (C) depreciation expense, (D) amortization expense and (E) expenses incurred, and adjustments made, in connection with the items set forth on the ADJUSTED EBITDA SCHEDULE attached hereto, MINUS to the extent added in determining such net income (Y) interest income and (Z) extraordinary or nonrecurring items of income or gain. Adjusted EBITDA shall be determined first, in accordance with GAAP and second, to the extent such methods and practices are in accordance with GAAP, in a manner consistent with the accounting methods and practices historically used by the Company.

                  "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "CONTROL" (including the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

                  "AFFILIATED GROUP" means an affiliated group as defined in
Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.

                  "APPLICABLE RATE" means the prime rate of interest reported from time to time by the Wall Street Journal.

                  "BANK" means PNC Bank National Association or such other financial institution as shall be selected by Buyer.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "CODE" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

                  "COMPANY TRANSACTION" means any (a) reorganization, liquidation, dissolution or recapitalization of the Company, (b) merger or consolidation involving the Company, (c) purchase or sale of any assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of the Company (other than the purchase and sale of inventory and capital equipment in the ordinary course of business consistent with past custom and practice) or (d) similar transaction or business combination involving the Company or their business or assets.

                  "CONFIDENTIAL INFORMATION" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, financial condition and results (whether historical or projected), products, services or research or development of the Company or its Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's or any of its Subsidiaries' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights. The term "Confidential Information" does not include information which
(i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Company, its Subsidiaries, any of the Sellers or any of their respective representatives or agents, or (ii) is required to be disclosed by law, court order or other governmental authority, or (iii) is independently developed or acquired after the Closing from a source not under a confidentiality obligation to the Company or its Subsidiaries.

                  "ENCUMBRANCE" means any lien, charge, security interest, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws) or other encumbrance.

                  "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon), each as amended.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "EXECUTIVES" means Gunter and Lipham.

                  "EXECUTIVE SECURITIES" means the shares of Linc.net's Series A Preferred Stock and Common Stock issued to Sellers pursuant to the respective Executive Purchase Agreements between Seller and Buyer.

                  "GAAP" means United States generally accepted accounting principles, as in effect from time to time, as consistently applied by the Company from period to period.

                  "GUARANTY" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

                  "HSR ACT" means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INDEBTEDNESS" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers' acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements, (vi) all obligations of such Person secured by a Lien, (vii) all Guaranties of such Person in connection with any of the foregoing, (viii) all capital lease obligations, (ix) all deferred rent, (x) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), (xi) all other liabilities classified as non-current liabilities in accordance with GAAP as of the Closing Date and (xii) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

                  "INTELLECTUAL PROPERTY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information),
(vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

                  "INVESTMENT" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

                  "LIEN" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

                  "LINC.NET" means Linc.net, Inc., a Delaware corporation.

                  "MATERIAL ADVERSE EFFECT" means a material and adverse effect or development upon the business, financial condition, operating results, or customer or supplier relations of the Company.

                  "NET CURRENT ASSETS" means as of any date of determination, the excess of the Company's total current assets (excluding the Sprint Las Vegas Receivables) as of such date over the Company's total current liabilities (excluding Indebtedness) as of such date determined in accordance with GAAP. In determining total current assets and total current liabilities hereunder,

(i) all accounting entries shall be taken into account regardless of their amount and all errors and omissions corrected, (ii) all proper adjustments shall be made, and (iii) appropriate reserves for all liabilities and obligations for which reserves are appropriate in accordance with GAAP shall be included.

                  "NET WORTH" means, as of any date of determination, the excess of the Company's total assets (excluding the Sprint Las Vegas Receivables) as of such date over the Company's total liabilities (excluding Indebtedness) as of such date, determined in accordance with GAAP. In determining total assets and total liabilities hereunder, (i) all accounting entries shall be taken into account regardless of their amount and all errors and omissions shall be corrected, (ii) all proper adjustments shall be made, and (iii) appropriate reserves for all liabilities and obligations for which reserves are appropriate in accordance with GAAP shall be included.

                  "PERMITTED LIENS" means (i) Liens that are set forth on the PERMITTED LIENS SCHEDULE attached hereto, (ii) Liens for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company's financial statements in accordance with GAAP, (iii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business and (iv) Liens arising from zoning ordinances.

                  "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "SELLERS' KNOWLEDGE" and any words or phrases of similar meaning shall mean the actual knowledge of any of the Sellers, after reasonable investigation, or of the actual knowledge of the Company's Vice Presidents, Controller and Northeast and Western Regional Managers.

                  "SPRINT LAS VEGAS RECEIVABLES" means the amounts payable by Sprint to the Company in connection with certain work performed by the Company for Sprint in Las Vegas, which amounts are more than 120 days past due and aggregate $690,238. At the Closing, the Sprint Las Vegas Receivables shall be transferred and assigned by the Company to Sellers.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

                  "TAX" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

                  "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  "TREASURY REGULATIONS" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.


                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

         2.1 BASIC TRANSACTION. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Buyer, all of the Shares, free and clear of all Encumbrances.

         2.2      CLOSING TRANSACTIONS.

                  (a) CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois, at 9:00 a.m. local time May 8, 2000, or at such other time or place as is mutually agreeable to the parties, or, if any of the conditions to Closing set forth in ARTICLE III have not been satisfied at or waived by the party entitled to the benefit thereof on or prior to such date, on the second business day following satisfaction or waiver of such conditions (the "CLOSING DATE"). The Closing shall be deemed effective as of the opening of business on the Closing Date.

                  (b)      DELIVERIES.  At the Closing:

                           (i)      Buyer shall pay to each of the Sellers an
amount equal to the (i) percentage set forth opposite such Seller's name on the SCHEDULE OF SELLERS attached hereto multiplied by (ii) Purchase Price, as estimated in good faith by Buyer and Sellers as of the end of the business day immediately preceding the Closing Date (including an estimate of the components of the Purchase Price) (the "ESTIMATED PURCHASE PRICE"), by wire transfer of immediately available funds to the account designated by each Seller;

                           (ii)     Sellers shall deliver to Buyer the
certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps (if any) affixed thereto;

                           (iii)    the Company, Sellers and Buyer, as
applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such party under Article III below;

                           (iv)     Sellers shall deliver to Buyer all corporate
books and records and other property of the Company in their possession; and

                           (v)      the Sprint Las Vegas Receivables shall be
transferred and assigned to the Sellers.

         2.3      PURCHASE PRICE.

                  (a) The aggregate purchase price to be paid for the Shares (the "PURCHASE PRICE") shall be an amount equal to $15,924,423 MINUS (i) an amount equal to the aggregate amount of all Indebtedness of the Company and its Subsidiaries existing as of the Closing (the "CLOSING INDEBTEDNESS"), and MINUS
(ii) an amount equal to the aggregate amount of all foreign, federal, state and local income (or state franchise Tax if such state does assess an income Tax) Taxes of or payable by the Company and its Subsidiaries with respect to any taxable year or taxable period or portion thereof ended on or prior to the Closing Date (the "CLOSING TAX LIABILITY") and MINUS (iii) an amount equal to the greater of (x) the amount (if any) by which the Net Current Assets of the Company as of the Closing Date as shown on the Closing Balance Sheet (as defined in Section 2.3(c) below and as prepared in accordance with the provisions thereof) (the "CLOSING NET CURRENT ASSETS") is less than $5,850,000, and (y) an amount equal to the amount (if any) by which the Net Worth of the Company as of the Closing Date as shown on the Closing Balance Sheet (as defined in Section 2.3(c) below and as prepared in accordance with the provisions thereof) (the "CLOSING NET WORTH") is less than

$6,950,000. In addition, the Sellers will be entitled to the Earnout Payment (if any) pursuant to Section 2.4 below as an addition to the Purchase Price.

                  (b) At the Closing, Buyer shall pay to Sellers in the manner described in clause (i) of Section 2.2(b) above an amount equal to the Purchase Price, as estimated in good faith by Buyer and Sellers as of the end of the day immediately preceding the Closing Date (including an estimate of the components of the Purchase Price), not less than two days prior to the Closing (the "ESTIMATED PURCHASE PRICE").

                  (c) Within 90 days following the Closing Date, Buyer shall deliver to the Sellers a balance sheet of the Company (in its final and binding form, the "CLOSING BALANCE SHEET"), setting forth the Closing Indebtedness, the Closing Tax Liability, the Closing Net Worth, the Closing Net Current Assets and the resulting Purchase Price calculated with reference to such amounts. The Closing Balance Sheet shall include all known adjustments required in a year-end closing of the books and shall be prepared first, in accordance with GAAP and second, to the extent such methods and practices are in accordance with GAAP, in a manner consistent with the accounting methods and practices historically used by the Company. Sellers shall cooperate as reasonably requested in connection with the preparation of the Closing Balance Sheet. During the 30-day period immediately following the Sellers' receipt of the Closing Balance Sheet, Sellers shall be permitted to review the Company's books and records and the Company's working papers related to the preparation of the Closing Balance Sheet and determination of the Purchase Price. The Closing Balance Sheet shall become final and binding upon the parties 30 days following the Sellers' receipt thereof, unless Sellers gives written notice of its disagreement (a "NOTICE OF DISAGREEMENT") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below). During the 20 days following delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Sellers' and their representatives' working papers relating to the Notice of Disagreement. At the end of the 20-day period referred to above, the parties shall submit to a mutually satisfactory independent "big-five" accounting firm other than Ernst & Young LLP and BDO Seidman, LLP for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement. If the parties are unable to mutually agree upon an accounting firm, Buyer and Sellers shall select by lot a "big-five" accounting firm other than Ernst & Young LLP and BDO Seidman, LLP. The parties shall instruct the accounting firm ultimately agreed upon or selected by lot under this Section 2.3(c) (the "ACCOUNTING FIRM") to make a final determination of the Closing Indebtedness, the Closing Tax Liability, the Closing Net Worth, the Closing Net Current Assets and the resulting Purchase Price calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The Parties will cooperate with the Accounting Firm during the term of its engagement. The Parties shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand. The Parties shall also instruct the Accounting Firm to make its determination based solely on presentations by Buyer and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of an independent review). The Closing Balance Sheet and the determination of the Closing Indebtedness, the Closing Tax Liability, the Closing Net Worth, the Closing Net Current Assets and the resulting Purchase Price calculated with reference thereto shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by the Parties to be delivered not more than 45 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be shared equally by Buyer, on the one hand, and Sellers, on the other hand.

                  (d) Promptly after the Closing Balance Sheet and the determination of the Closing Indebtedness, the Closing Tax Liability, the Closing Net Worth, the Closing Net Current Assets and the resulting Purchase Price calculated with reference to such amounts become final and binding on the parties under Section 2.3(c) above, the Estimated Purchase Price shall be recalculated by giving effect to the final and binding Closing Indebtedness, Closing Tax Liability, Closing Net Worth, and Closing Net Current Assets (as recalculated, the "FINAL PURCHASE PRICE"). If the Estimated Purchase Price is greater than the Final Purchase Price, Sellers shall, and if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall, within three business days after the Closing Balance Sheet becomes final and binding on the parties, make payment by wire transfer to Buyer or Sellers, as the case may be, in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.

         2.4      DETERMINATION AND PAYMENT OF EARNOUT PAYMENT.

                  (a) AMOUNT OF EARNOUT PAYMENT. Buyer may be required to pay an additional amount to the Sellers based on the Company's performance during the twelve-month period ending September 30, 2000 (the "EARNOUT PERIOD"). The amount (if any) paid with respect to the Earnout Period (the "EARNOUT PAYMENT") shall be determined in accordance with this Section 2.4.

                  (b) PAYMENT OF EARNOUT PAYMENT. Any Earnout Payment payable hereunder shall be made by wire transfer of immediately payable funds to the Sellers by Buyer. The Earnout Payment shall be paid following the determination of Adjusted EBITDA for the Earnout Period pursuant to Sections 2.4(c) and 2.4(d) below; PROVIDED that unless the Sellers have filed a Notice of Disagreement which has not been finally determined by the Accounting Firm, the Earnout Payment shall be paid on or prior to January 1, 2001. Notwithstanding the foregoing, any amounts payable by Buyer pursuant to this Section 2.4 may be reduced by any amounts owing to any of the Buyer Parties pursuant to Section 8.2 below.

                  (c) DETERMINATION OF EARNOUT PAYMENT. If the Company's Adjusted EBITDA is greater than $2,135,500 (the "ADJUSTED EBITDA THRESHOLD") during the Earnout Period, then the Earnout Payment shall be equal to (i) the amount of Adjusted EBITDA in excess of the Adjusted EBITDA Threshold DIVIDED by
(ii) $1,281,500 and MULTIPLIED by (iii) $2,375,577.

                  (d) DETERMINATION OF ADJUSTED EBITDA. Within 60 days after the last day of the Earnout Period, the Buyer will prepare and deliver to the Sellers a statement (the "ADJUSTED EBITDA STATEMENT") that sets forth Adjusted EBITDA for the Earnout Period. The Sellers shall cooperate as reasonably requested by Buyer in connection with the preparation of the foregoing. The Sellers may dispute the calculation of Adjusted EBITDA set forth on an Adjusted EBITDA Statement by delivering a Notice of Disagreement to Buyers within 10 days following delivery of the Adjusted EBITDA Statement. Any Notice of Disagreement delivered pursuant to this Section 2.4(d) shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) the Sellers reasonably and in good faith determine that the Adjusted EBITDA set forth on the Adjusted EBITDA Statement has not been determined in accordance with the guidelines and procedures set forth in this Agreement. During the 10 days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. At the end of the 10 day period referred to above, the parties shall submit to a mutually agreeable accounting firm for review and resolution of all matters (but only such matters) which were properly included in the Notice of Disagreement; PROVIDED that if the parties are unable to mutually agree on an accounting firm, the Sellers and Buyer shall select a "big-five" accounting firm by lot (after excluding Ernst & Young, LLP and BDO Seidman, LLP) (the "ACCOUNTING FIRM") and the Accounting Firm shall make a final determination of Adjusted EBITDA in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Sellers on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Sellers, on the other hand. The Accounting Firm's determination will be based solely on presentations by Buyer and Sellers or their respective representatives which are in accordance with the guidelines and procedures set forth in this Agreement (I.E., not on the basis of an independent review). The determination of Adjusted EBITDA shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be delivered not more than 30 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be shared equally by the Sellers, on the one hand, and the Company, on the other hand.

                  (e) EARNOUT PAYMENTS ARE NOT SECURITIES. The rights of a Seller to receive a portion of any Earnout Payment (i) will not be represented by any form of certificate or instrument; (ii) do not give the Sellers any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Company's capital stock; (iii) are not redeemable; and (iv) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a "TRANSFER"), except by will or pursuant to the laws of descent and distribution (and any Transfer in violation of this Section 2.4(e) shall be null and void). The right to receive a portion of the Earnout Payment is solely a contractual right, and is not a security for purposes of any federal or state securities laws.


                                   ARTICLE III

                              CONDITIONS TO CLOSING

         3.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

                  (a) The representations and warranties in Article V hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Article V hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and each of the Sellers and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by Sellers and the Company hereunder prior to the Closing;

                  (b) Sellers and the Company shall have received or obtained all third-party consents and approvals that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any instrument, contract, lease, license or other agreement identified with an asterisk on the attached RESTRICTIONS SCHEDULE (collectively, the "THIRD-PARTY APPROVALS"), in each case on terms reasonably satisfactory to Buyer;

                  (c) Buyer and the Company shall have received or obtained all governmental and regulatory consents, approvals, licenses and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Buyer to own the Shares and to operate the businesses of and control the Company and its Subsidiaries following the Closing (including any required approvals from the State of Georgia), in each case on terms and conditions reasonably satisfactory to Buyer, and all applicable waiting periods under the HSR Act shall have expired or been terminated (collectively, the "GOVERNMENTAL APPROVALS");

                  (d) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Shares or operate the businesses of or control the Company and its Subsidiaries or (iv) affect adversely the right of the Company and its Subsidiaries to own their respective assets or control their respective businesses, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

                  (e) Since September 30, 1999, there shall have been no material adverse change or development in the business, financial condition, value, operating results, assets, operations, business prospects, cash flow, net worth or customer, supplier or employee relations of the Company and its Subsidiaries taken as a whole;

                  (f) Buyer shall have obtained all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company and its Subsidiaries following the Closing (in each case on terms and conditions satisfactory to Buyer in its discretion);

                  (g) The Company shall have obtained and delivered to Buyer a letter of consent, estoppel certificate and landlord lien waiver agreement from each lessor of the Leased Realty in form and substance reasonably satisfactory to Buyer and Buyer's lender and their special counsel and such other related items as Buyer and Buyer's lender may reasonably request;

                  (h) Sellers shall have entered into an agreement for employment with the Company, in form substantially the same as that attached hereto as EXHIBIT B-1 and Joseph A. Wallace, Steven D. Vickers, Otis E. Willett and Dana Morton shall have entered into an agreement for employment with the Company, in form substantially the same as that attached hereto as EXHIBIT B-2 (collectively, the "EMPLOYMENT AGREEMENTS"), and such agreements shall be in full force and effect at the Closing;

                  (i) Sellers shall have entered into an Executive Stock Purchase Agreement with Linc.net in form substantially the same as that attached hereto as EXHIBIT C (the "EXECUTIVE PURCHASE AGREEMENT"), and such agreement shall be in full force and effect at the Closing;

                  (j) Sellers shall have entered into the Amended and Restated Stockholders Agreement, dated as of December 21, 1999, among Linc.net and the stockholders of Linc.net attached hereto as EXHIBIT D (the "STOCKHOLDERS AGREEMENT"), and such agreement shall be in full force and effect at the Closing;

                  (k) Sellers shall have entered into the Amended and Restated Registration Agreement, dated as of December 21, 1999, among Linc.net and the stockholders of Linc.net attached hereto as EXHIBIT E (the "REGISTRATION AGREEMENT"), and such agreement shall be in full force and effect at the Closing;

                  (l) Buyer shall have received from Altman, Kritzer & Levick P.C., counsel for Sellers and the Company, an opinion with respect to the matters set forth in EXHIBIT F attached hereto, which shall be addressed to Buyer and Buyer's lenders, dated as of the Closing Date, and in form and substance reasonably satisfactory to Buyer and Buyer's lenders;

                  (m) The Company shall have obtained releases of all Liens (other than any Permitted Liens) relating to the assets and properties of the Company and the Company shall have obtained and delivered to Buyer and Buyer's lenders payoff letters with respect to all Indebtedness for borrowed money outstanding as of the Closing (in each case on terms and conditions satisfactory to Buyer);

                  (n) The Stock Purchase Agreement, dated December 23, 1996, by and among the Company, Irvin Gunter, Ronald Lipham and Kenneth R. Taylor, as trustee shall have been terminated in its entirety;

                  (o) The Company shall have assigned the Sprint Las Vegas Receivables to the Sellers; and

                  (p) At the Closing, Sellers shall have delivered to Buyer (i) a certificate signed by the Company, dated the date of the Closing, stating that the conditions specified in subsections (a) through (o) above (other than subsections (f), (g) and (l) above) have been satisfied as of the Closing; (ii) a certificate from Sellers and the Company indicating their good faith estimates of (A) the Closing Indebtedness, (B) the Closing Tax Liability, (C) the Closing Net Worth, (D) the Closing Net Current Assets and the resulting Purchase Price;
(iii) copies of all Third-Party Approvals and Governmental Approvals; (iv) certified copies of the resolutions of the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (v) the resignations, effective as of the Closing, of each director of the Company; (vi) good standing certificates for each of the Company and its Subsidiaries from their respective jurisdictions of incorporation and each jurisdiction in which the Company and its Subsidiaries is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date; and (vii) such other documents or instruments as are required to be delivered by Sellers or the Company at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

                  All proceedings to be taken by Sellers and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer and its special counsel. Any condition specified in this Section 3.1 may be waived by Buyer if such waiver is set forth in a writing duly executed by Buyer.

         3.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing:

                  (a) The representations and warranties made in Article VI hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and Buyer shall have performed in all material respects all the covenants and agreements required to be performed by Buyer hereunder prior to the Closing;

                  (b) All applicable waiting periods under the HSR Act shall have expired or been otherwise terminated and the Buyer or the Company shall have received or obtained all governmental and regulatory consents, approvals, licenses and authorizations that are necessary for the consummation of the transactions contemplated hereby;

                  (c) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of the transactions contemplated by this Agreement or declare unlawful any of the transactions contemplated hereby or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be in effect;

                  (d) Linc.net shall have executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect as of the Closing;

                  (e) Linc.net shall have executed and delivered the Registration Agreement, and the Registration Agreement shall be in full force and effect as of the Closing;

                  (f) Linc.net shall have executed and delivered each of the Executive Purchase Agreements, and each of the Executive Purchase Agreements shall be in full force and effect as of the Closing;

                  (g) At the Closing, Buyer shall have delivered to Sellers (i) a certificate signed by Buyer, dated the date of the Closing, stating that the conditions specified in subsection (a) above have been satisfied, (ii) certified copies of the resolutions of Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby and (iii) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof or that Sellers reasonably request prior to the Closing Date to effect the transactions contemplated hereby.

                  (h) All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Sellers shall be reasonably satisfactory in form and substance to Sellers. Any condition specified in this Section 3.2 may be waived if such waiver is set forth in a writing duly executed by Sellers.

                                   ARTICLE IV

                           COVENANTS PRIOR TO CLOSING

                             [Intentionally Omitted]


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES CONCERNING
                             THE COMPANY AND SELLERS

         As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sellers and the Company hereby jointly and severally represent and warrant to Buyer that:

         5.1 CAPACITY, ORGANIZATION, CORPORATE POWER AND LICENSES. Sellers have full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which Sellers are a party and to perform their obligations hereunder and thereunder. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where a failure to so qualify would not have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's articles of incorporation and by-laws which have been furnished to Buyer's special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meetings of the shareholders and the board directors), the stock certificate books and the stock record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws. The attached OFFICERS AND DIRECTORS SCHEDULE sets forth a list all of the officers and directors of the Company.

         5.2 CAPITAL STOCK AND RELATED MATTERS; TITLE TO SHARES. The entire authorized capital stock of the Company consists of 50,000 shares of common stock, $0.20 par value per share, of which 32,500 shares are issued and outstanding. Except as set forth on the CAPITALIZATION SCHEDULE, Sellers are the record owners of, and have good and marketable title to, all of the outstanding shares of common stock of the Company free and clear of all Encumbrances. Each Seller owns the number of Shares set forth opposite his name on the SCHEDULE OF SELLERS attached hereto. At the Closing, Sellers shall sell to Buyer good and marketable title to the Shares, free and clear of all Encumbrances. The Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. The Company has not violated any federal or state securities laws in connection with the offer, sale or issuance of its capital stock. All of the outstanding shares of the Company's capital stock have been validly issued and are fully paid and nonassessable. There are no agreements between the Company's shareholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

         5.3 AUTHORIZATION; NONCONTRAVENTION. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party have been duly authorized by the Company, and no other corporate act or other proceeding on the part of the Company or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of Company and Sellers and constitutes a valid and binding obligation of each of the Company and Sellers, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws attaching creditors rights generally and by general principles of equity, and each of the other agreements and instruments contemplated hereby to which the Company or any Seller is a party, when executed and delivered by the Company or Sellers, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms. Except as set forth on the attached RESTRICTIONS SCHEDULE, the execution and delivery by the Company and Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company or any Seller is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and Sellers do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon the Company's or any of its Subsidiaries' capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to,
(x) the Company's charter documents, bylaws or other constituent documents, or
(y) any law, statute, rule or regulation to which the Company or any Seller is subject, or (z) any agreement, instrument, license, permit, order, judgment or decree to which the Company or any Seller is subject, except where such breach, default, Lien, violation or failure to receive authorization would not have a Material Adverse Effect. Neither the Company nor any Seller is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

         5.4 SUBSIDIARIES. Except as set forth on the SUBSIDIARY SCHEDULE attached hereto, the Company does not have and within the last five years has not had any Subsidiary.

         5.5 FINANCIAL STATEMENTS. Attached hereto as the FINANCIAL STATEMENTS SCHEDULE are the following financial statements:

                  (a) the audited balance sheet of the Company as of September 30, 1999, September 30, 1998 and September 30, 1997, and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended.

                  (b) the unaudited balance sheet of the Company as of March 31, 2000 (the "LATEST BALANCE SHEET"), and the related statements of income and cash flows (or the equivalent) for the six-month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) is consistent with the books and records of the Company, fairly presents the financial condition and operating results of the Company and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnote disclosures and normal year-end adjustments (none of which footnote disclosures or adjustments would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company).

         5.6 ACCOUNTS RECEIVABLE. Except as set forth on the attached ACCOUNTS RECEIVABLE SCHEDULE and except for the Sprint Las Vegas Receivables, all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable to be reflected on the Closing Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are or shall be valid receivables arising in the ordinary course of business and are or shall be current and collectible at the aggregate recorded amount therefor as shown on the Latest Balance Sheet and on the Closing Balance Sheet, as the case may be (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP). No Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

         5.7 INVENTORY. Except as set forth on the attached INVENTORY SCHEDULE, all of the Company's inventory consists of a quantity and quality usable and salable in the ordinary course of business consistent with past practice, is not obsolete, defective, damaged or slow-moving, is merchantable and fit for its intended use, and is being actively marketed in normal commercial channels and in normal commercial quantities, subject only to the reserves for inventory write-down set forth on the face of the Latest Balance Sheet and the Closing Balance Sheet (rather than the notes thereto) and as determined in accordance with GAAP.

         5.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the attached LIABILITIES SCHEDULE, the Company does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Latest Balance Sheet,

(b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (c) obligations under contracts and commitments described on the attached CONTRACTS SCHEDULE or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 5.12 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date), and (d) other liabilities and obligations expressly disclosed in the other Schedules referred to in this
Article V.

         5.9 NO MATERIAL ADVERSE EFFECT. To Sellers' knowledge, since September 30, 1999 there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. Since September 30, 1999, the Company has conducted its business only in the ordinary course of business consistent with past practice.

         5.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the attached DEVELOPMENTS SCHEDULE, since September 30, 1999 the Company has not:

                  (a) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

                  (b) borrowed any amount or to Sellers' knowledge, incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice;

                  (c) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

                  (d) declared, set aside or made any payment or distribution of cash (including so-called "tax distributions") or other property to any of its shareholders with respect to such shareholder's capital stock or otherwise, or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

                  (e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

                  (f) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or claims;

                  (g) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any proprietary confidential information to any Person (other than to Buyer and its Affiliates and other than in the ordinary course of business consistent with past practice), or to Sellers' knowledge abandoned or permitted to lapse any Intellectual Property Rights;

                  (h) made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts described on the attached CONTRACTS SCHEDULE), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or entered into, amended or terminated any collective bargaining agreement or other employment agreement;

                  (i) implemented any plant closing or other layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign, state or local law, regulation or ordinance;

                  (j) to Sellers' knowledge, suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $10,000 in the aggregate;

                  (k) made capital expenditures or commitments therefor that amount in the aggregate to more than $10,000;

                  (l) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation inconsistent with past practice or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation inconsistent with past practice or accelerated the collection of (or discounted) any accounts or notes receivable inconsistent with past practice;

                  (m) made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person (other than advances to the Company's or its Subsidiaries' employees in the ordinary course of business consistent with past practice);

                  (n) made any charitable contributions or pledges exceeding in the aggregate $5,000 or made any political contributions;

                  (o) suffered any damage, destruction or casualty loss exceeding in the aggregate $10,000, whether or not covered by insurance;

                  (p) made any change in any method of accounting or accounting policies, made any write-down in the value of its inventory or reversed any accruals that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice;

                  (q) made any Investment in or taken any steps to incorporate any Subsidiary;

                  (r) amended its articles of incorporation, by-laws or other organizational documents;

                  (s) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

                  (t) taken any action or failed to take any action that has, had or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales to the trade or other customers that would otherwise be expected by the Company to occur after the Closing;

                  (u) entered into, amended or terminated any contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, other than in the ordinary course of business consistent with past practice, or materially changed any business practice; or

                  (v) agreed, whether orally or in writing, to do any of the foregoing.

         5.11     ASSETS.

                  (a) Except as set forth on the attached ASSETS SCHEDULE, the Company has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of for fair consideration in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens for current property taxes not yet due and payable and Permitted Liens). The Company owns, has a valid leasehold interest in or has the valid right to use all assets, tangible or intangible, necessary for the conduct of its business as presently conducted. Except as set forth on the attached ASSETS SCHEDULE, all of the Company's buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted). To Sellers' knowledge, all such assets have been installed and maintained in all material respects in accordance with all applicable laws, regulations and ordinances. The attached ASSETS SCHEDULE sets forth and describes in reasonable detail the actual out-of-pocket capital expenditures (as determined in accordance with GAAP) made by the Company during the twelve-months ended December 31, 1999.

                  (b) The Company does not own any real property or possesses any right to acquire any real property. The LEASED REAL PROPERTY SCHEDULE attached hereto contains a complete list of all real property leased or subleased by the Company (individually "LEASED REAL PROPERTY" and collectively, the "LEASED REALTY"). The Company has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens. The Company has previously delivered to Buyer's special counsel complete and accurate copies of each of the leases for the Leased Realty (the "REALTY LEASES"). With respect to each Realty
Lease: (i) the Realty Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor to the Sellers' knowledge, nor any other party to the Realty Lease is in material breach or default, and to Sellers' knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Realty Lease;
(iii) no party to the Realty Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Realty Lease; (v) the Realty Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Lease, except for Permitted Liens.

         5.12     CONTRACTS AND COMMITMENTS.

                  (a) Except as expressly contemplated by this Agreement or as set forth on the attached CONTRACTS SCHEDULE, the Company is not a party to or to Sellers' knowledge bound by any written or oral:

                           (i)      pension, profit sharing, stock option,
employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                           (ii)     contract for the employment of any officer,
individual employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, directors or Affiliates;

                           (iii) contract under which the Company has advanced
or loaned any other Person amounts in the aggregate exceeding $10,000;

                           (iv)     agreement or indenture relating to borrowed
money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company;

                           (v)      Guaranty, performance bond or similar
agreement;

                           (vi)     lease or agreement under which the Company
is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $10,000;

                           (vii)    lease or agreement under which the Company
is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                           (viii)   contract or group of related contracts with
the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $10,000, other than purchase and sales orders incurred in the ordinary course of business;

                           (ix)     assignment, license, indemnification or
agreement with respect to any intangible property (including any Intellectual Property Rights);

                           (x)      warranty agreement with respect to its
services rendered or its products sold or leased;

                           (xi)     agreement under which it has granted any
Person any registration rights (including demand or piggyback registration rights);

                           (xii)    sales, distribution, supply or franchise
agreement;

                           (xiii)   agreement with a term of more than six
months which is not terminable by the Company upon 30 or less days' notice without penalty and involves a consideration in excess of $10,000 annually;

                           (xiv)    contract regarding voting, transfer or other
arrangements related to the Company's capital stock or warrants, options or other rights to acquire any of the Company's capital stock;

                           (xv)     contract or agreement prohibiting it from
freely engaging in any business or competing anywhere in the world; or

                           (xvi)    any other agreement which is material to its
operations and business prospects or involves a consideration in excess of $25,000 annually.

                     (b) All of the contracts, leases, agreements and instruments set forth or required to be set forth on the CONTRACTS SCHEDULE are valid, binding and enforceable in accordance with their respective terms and shall not be materially adversely affected by the consummation of the transactions contemplated hereby. Except as set forth on the CONTRACTS SCHEDULE,
(i) the Company has performed all obligations required to have been performed by it and is not in material default under or in material breach of nor in receipt of any claim of default or breach under any contract, lease, agreement or instrument to which the Company is subject; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company under any contract, lease, agreement or instrument to which the Company is subject; (iii) the Company has no present expectation or intention of not fully performing all such obligations; (iv) no partially-filled or unfilled customer purchase order or sales order is subject to cancellation or any other material modification by the other party thereto or is subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery; and (v) neither the Company nor Sellers have knowledge of any breach or anticipated breach by the other parties to any contract, lease, agreement, instrument or commitment to which they are parties. The Company is not a party to any contract, agreement or commitment the performance of which could reasonably be expected to have a Material Adverse Effect.

                  (c) Buyer's counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached CONTRACTS SCHEDULE, together with all amendments, waivers or other changes thereto.

         5.13     INTELLECTUAL PROPERTY RIGHTS.

                  (a) The attached INTELLECTUAL PROPERTY SCHEDULE contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or, to the Sellers' knowledge, used by the Company, (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company, and (iii) material unregistered Intellectual Property Rights owned or used by the Company. The attached INTELLECTUAL PROPERTY SCHEDULE also contains a complete and accurate list of all licenses and other rights expressly granted by the Company to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on the attached INTELLECTUAL PROPERTY SCHEDULE, the Company owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights necessary for the operation of the businesses of the Company as presently conducted, free and clear of all Liens, other than Permitted Liens. Without limiting the generality of the foregoing, the Company owns and possesses all right, title and interest in and to all Intellectual Property Rights created or developed by the Company's employees and independent contractors or under the direction or supervision of the Company's employees or independent contractors relating to the businesses of the Company or to the actual or demonstratively anticipated research or development conducted by the Company. Except as set forth on the attached INTELLECTUAL PROPERTY SCHEDULE, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company has not had and would not reasonably be expected to have a Material Adverse Effect, and no loss or expiration of any Intellectual Property Right is pending or, to the Sellers' knowledge, threatened. The Company has taken the steps described on the INTELLECTUAL PROPERTY SCHEDULE to maintain and protect the Intellectual Property Rights which it owns and uses. To the Sellers' knowledge, the owners of any Intellectual Property Rights licensed to the Company have taken commercially reasonable action to maintain and protect the Intellectual Property Rights which are subject to such licenses.

                  (b) Except as set forth on the attached INTELLECTUAL PROPERTY SCHEDULE, (i) there have been no claims made against the Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company and, to the Sellers' knowledge, there is no basis for any such claim, (ii) neither the Company nor any Seller has received any notices of, and has no knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that the Company license any rights from a third party), (iii) to Sellers' knowledge, the conduct of the Company's businesses has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, and (iv) to the Sellers' knowledge, the Intellectual Property Rights owned by or licensed to the Company have not been infringed, misappropriated or conflicted by other Persons. The transactions contemplated by this Agreement will not have a Material Adverse Effect on the Company's right, title or interest in and to the Intellectual Property Rights listed on the INTELLECTUAL PROPERTY SCHEDULE and all of such Intellectual Property Rights shall be owned or available for use by the Company on identical terms and conditions immediately after the Closing.

                  (c) Except as disclosed on the INTELLECTUAL PROPERTY SCHEDULE, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related computer systems or software that are used or relied on by Company in the conduct of its business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

         5.14 LITIGATION. Except as set forth on the attached LITIGATION SCHEDULE, there are no (and, during the five years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Sellers' knowledge, threatened against or affecting the Company (or to the Sellers' knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company with respect to their business or proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's businesses of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. The Company is fully insured with respect to each of the outstanding matters set forth on the attached LITIGATION SCHEDULE. The Company is not subject to any judgment, order or decree of any court or other governmental agency, and the Company has not received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Sellers' knowledge, threatened against or affecting any Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

         5.15 COMPLIANCE WITH LAWS. Except as set forth on the attached COMPLIANCE SCHEDULE:

                  (a) The Company has complied and is in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations and Environmental and Safety Requirements of foreign, federal, state and local governments and all agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets. No notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations. The Company has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

                  (b) The Company holds and is in compliance with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties (including as the same relate to Environmental and Safety Requirements), and the attached PERMITS SCHEDULE sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No notices have been received by the Company alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company immediately after the Closing.

         5.16 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth on the attached ENVIRONMENTAL SCHEDULE:

                  (a) The Company has not received any oral or written notice, report or information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities relating to it or its facilities arising under Environmental and Safety Requirements.

                  (b) To Sellers' knowledge, neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (c) To Sellers' knowledge, none of the following exists at any property or facility owned, occupied or operated by the Company: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or other disposal areas.

                  (d) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any hazardous substance) or to Seller's knowledge, owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to any liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental and Safety Requirements.

                  (e) To Seller's knowledge, the Company has not either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                  (f) Sellers and the Company have furnished to Buyer all environmental audits, reports and other material environmental documents relating to the Company and any of its facilities, which are in its possession, custody or control.

         5.17 EMPLOYEES. The attached EMPLOYEES SCHEDULE correctly sets forth the name and current annual salary of each of the Company's employees receiving more than $50,000 in annual compensation and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on the attached EMPLOYEES SCHEDULE, (a) the Company is not aware that any executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company; (b) to the Sellers' knowledge, the Company has complied with all laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes), and the Company is not aware that it has any labor relations problems (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material grievances); and (c) neither the Company nor, to the Sellers' knowledge, any of their respective employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company, except for agreements between the Company and its present and former employees. The EMPLOYEES SCHEDULE sets forth the bonuses paid and reasonably expected to be paid to the Company's officers and employees for the fiscal years ended September 30, 1999 and 1998.

         5.18     EMPLOYEE BENEFIT PLANS.

                  (a) The attached EMPLOYEE BENEFITS SCHEDULE sets forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement), at any time maintained, sponsored, or contributed to by the Company, or with respect to which the Company has any liability or potential liability. Each such item listed on the attached EMPLOYEE BENEFITS SCHEDULE is referred to herein as a "PLAN."

                  (b) The Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of ERISA) or any employee benefit plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

                  (c) The Company does not have any obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

                  (d) Except as set forth on the EMPLOYEE BENEFITS SCHEDULE under the heading "Profit

Sharing Plans," the Company does not maintain, contribute to or have any liability or potential liability under (or with respect to) any employee benefit plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

              (e) For purposes of this Section 5.18, the term "Company" includes all entities treated as a single employer with the Company pursuant to Section 414 of the Code.

              (f) With respect to the Plans, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Latest Balance Sheet. None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

              (g) Except as set forth on the attached EMPLOYEE BENEFITS SCHEDULE, the Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws. Neither the Company nor any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would subject the Company or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to the Company's or Sellers' knowledge, threatened which could result in or subject the Company to any liability and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims. No liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA has been or could be incurred by the Company.

              (h) Except as set forth on the attached EMPLOYEE BENEFITS SCHEDULE, each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code, and there are no circumstances which would adversely affect the qualified status of any such Plan, or if no such favorable determination letter has been received, such qualified Plan is within the "remedial amendment period" of
Section 7805(b) of the Code, as described in IRS Revenue Procedure 97-41 or
99-23.

              (i) The Company has provided Buyer with true and complete copies of all documents pursuant to which the Plans are maintained, funded and administered, and the most recent annual reports (Form 5500 and attachments) for the Plans.

         5.19 INSURANCE. The attached INSURANCE SCHEDULE contains a description of each insurance policy maintained by the Company with respect to its properties, assets and businesses setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefor and an indication whether such policy is on a "claims made" or "incurrence" basis, and each such policy is in full force and effect. The Company is not in default with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage. Except as set forth on the INSURANCE SCHEDULE, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate (and the reserves to be set forth on the Company's books and records as of the Closing will be adequate) to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

         5.20     TAX MATTERS.

                  (a) The Company and each Affiliated Group has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate. All Taxes due and payable by the Company have been paid and the Company has withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party. All Taxes accrued but not yet due are accrued on the Latest Balance Sheet and will be accrued on the Closing Balance Sheet in accordance with GAAP. The charges, accruals and reserves for Taxes with respect to the Company for any Tax period (or portion thereof) ending on or before the Closing Date (excluding any provision for deferred income taxes) to be reflected on the Closing Balance Sheet will be adequate to cover such Taxes.

                  (b) Except as set forth on the attached TAXES SCHEDULE:

                           (i)      the Company has not requested or been
granted an extension of the time for filing any Tax Return which has not yet been filed;

                           (ii)     the Company has not consented to extend to
a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;

                           (iii)    no deficiency or proposed adjustment which
has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company;

                           (iv)     there is no action, suit, taxing authority
proceeding or audit now in progress, pending or, to the Sellers' knowledge, threatened against or with respect to the Company;

                           (v)      no claim has ever been made by a taxing
authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to Taxes assessed by such jurisdiction;

                           (vi)     the Company has not made any election under
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law);

                           (vii)    there are no Liens for Taxes (other than for
current Taxes not yet due and payable) upon the assets of the Company;

                           (viii) the Company will not be required (A) as a
result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (C) as a result of any sale reported on the installment method, to include in taxable income any amount from a sale in a taxable period ending on or prior to the Closing Date, or (D) as a result of any prepaid amount received in a taxable period ending on or prior to the Closing Date, to include in taxable income such amount (or portion thereof) for any taxable period (or portion thereof) ending after the Closing Date;

                           (ix)     the Company  is not a party to or bound by
any Tax allocation or Tax sharing agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; and

                           (x)      Buyer will not be required to deduct and
withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of any cash or property pursuant to this Agreement.

                  (c) The Company made a valid election under Code Section 1362, effective October 1, 1987, to be an S Corporation for all taxable years since its inception through and including the current year and has made all corresponding valid elections, where required, in the states in which it does business and such elections have not been terminated.

                  (d)      Each Seller is a resident of the State of Florida.

         5.21 BROKERAGE AND TRANSACTION BONUSES. Except for brokerage fees set forth on the attached BROKERAGE SCHEDULE, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sellers or the Company. Except as set forth on the attached TRANSACTION BONUSES SCHEDULE, there are no special bonuses or other similar compensation payable to any employee of the Company in connection with the transactions contemplated hereby. Sellers shall pay, and hold the Company, Buyer and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim or special bonus or other similar compensation.

         5.22 BANK ACCOUNTS. The BANK ACCOUNT SCHEDULE attached hereto lists all of the Company's bank accounts (designating each authorized signatory and the level of each signatory's authorization).

         5.23 NAMES AND LOCATIONS. Except as set forth on the attached NAMES AND LOCATIONS SCHEDULE, during the five-year period prior to the execution and delivery of this Agreement, the Company has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Company are located at the locations set forth on the NAMES AND LOCATIONS SCHEDULE.

         5.24 AFFILIATE TRANSACTIONS. Except as set forth on the attached AFFILIATED TRANSACTIONS SCHEDULE, no officer, director, shareholder, employee or Affiliate of the Company or, to the Seller's knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company (including any Intellectual Property Rights).

         5.25 SERVICE WARRANTIES. All services rendered by the Company have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and, except as set forth on the WARRANTY SCHEDULE attached hereto, the Company has no liability (and, to the Sellers' knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for curing or providing additional services or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the Latest Balance Sheet (rather than the notes thereto) or to be included on the Closing Balance Sheet. No services rendered by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale (including as a result of any course of conduct between the Company and any Person or as a result of any statements in any of the Company's service or promotional literature). The attached WARRANTY SCHEDULE includes copies of such standard terms and conditions of sale for the Company (containing applicable guaranty, warranty and indemnity provisions). Except as set forth on the WARRANTY SCHEDULE attached hereto, the Company has not been notified of any outstanding claims for (and Sellers have no knowledge of any threatened claims for) any extraordinary warranty obligations or additional services relating to any of its services.

         5.26 CUSTOMERS AND SUPPLIERS. The CUSTOMERS AND SUPPLIERS SCHEDULE attached hereto sets forth (a) a list of the top twenty customers of the Company (on a consolidated basis) (by volume of sales to such customers) and (b) a list of the top ten suppliers of the Company (on a consolidated basis) (by volume of purchases from such suppliers), for the fiscal year ended September 30, 1999 and, with respect to such customers, the committed volume of purchases by such customers for the fiscal year ending September 30, 2000 and prices related thereto. To the Sellers' knowledge, the Company has not received any indication from any material customer of the Company to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Sellers' knowledge, the Company has not received any indication from any material supplier to the Company to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

         5.27 DISCLOSURE. Neither this Article V or any of the Exhibits or Schedules attached hereto nor any of the written statements, documents, certificates or other items prepared and supplied to Buyer or its Affiliates by or on behalf of the Company or Sellers in connection with the transactions contemplated hereby, when taken together as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, misleading.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Sellers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and the Company as follows:

         6.1 ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         6.2 CAPITALIZATION. The authorized capital stock of Buyer consists of 1,000 shares of common stock, of which 1,000 shares of common stock are issued and outstanding. All of such capital stock has been validly issued, is fully paid and nonassessable, and has not been issued in violation of any preemptive rights or rights of refusal. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

         6.3 AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer and no other corporate act or proceeding on the part of Buyer, its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

         6.4 NO VIOLATION. Buyer is not subject to nor obligated under its certificate of incorporation or by-laws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         6.5 GOVERNMENTAL AUTHORITIES AND CONSENTS. Except as required pursuant to the HSR Act, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         6.6 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

         6.7 BROKERAGE. Except as set forth on the attached BUYER BROKERAGE SCHEDULE, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.


                                   ARTICLE VII

                                   TERMINATION

                             [Intentionally Omitted]


                                  ARTICLE VIII

                 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement and the Schedules shall survive the Closing as follows:

                  (a) the representations and warranties in Section 5.15 (Compliance with Laws), Section 5.16 (Environmental and Safety Matters), Section
5.18 (Employee Benefits Plans) and Section 5.20 (Tax Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), PLUS thirty (30) days;

                  (b) the representations and warranties in Section 5.2 (Capital Stock and Related Matters; Title to Shares), the first two and last sentences of
Section 5.3 (Authorization; Noncontravention), Section 5.21 (Brokerage and Transaction Bonuses), Section 6.7 (Brokerage) and the last sentence of Section
6.3 (Authorization) shall not terminate; and

                  (c) all other representations and warranties in this Agreement and the Schedules shall terminate on the first anniversary of the Closing;

PROVIDED THAT any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section
8.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement and the Schedules shall survive for the periods set forth in this Section 8.1. The parties acknowledge that indemnification hereunder with respect to the breach of any covenant or agreement contained herein, including any breach of any covenant or agreement contained in this Article VIII, shall not be subject to any time or other limitations.

         8.2      INDEMNIFICATION.

                  (a) INDEMNIFICATION BY SELLERS. Sellers shall indemnify Buyer and its Affiliates, stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the "BUYER PARTIES") and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any actual loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (individually a "LOSS," and collectively, "LOSSES"), which any such Buyer Party may suffer as a result of: (i) any breach by the Company or Sellers of any representation or warranty made by the Company or Sellers in this Agreement or any of the Schedules; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Company or Sellers under this Agreement or any of the Schedules; (iii) any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date as determined in accordance with Section 8.11 hereof; or (iv) any of the matters set forth on the INDEMNIFICATION SCHEDULE attached hereto; PROVIDED THAT Sellers shall not have any liability under clause (i) above (other than with respect to the representations and warranties contained in Section 5.2 (Capital Stock and Related Matters; Title to Shares), the first two and last sentences of Section
5.3 (Authorization/ Noncontravention), Section 5.20 (Tax Matters), and Section 5.21(Brokerage and Transaction Bonuses)) unless the aggregate of all Losses relating thereto for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $300,000 (and then Sellers shall be liable for all such Losses including the $300,000 threshold amount); and PROVIDED FURTHER that Sellers' aggregate liability under clause (i) above (other than with respect to the representations and warranties contained in Section 5.2 (Capital Stock and Related Matters; Title to Shares), the first two and last sentences of Section 5.3 (Authorization/Noncontravention), Section 5.20 (Tax Matters) and Section 5.21 (Brokerage and Transaction Bonuses)), shall in no event exceed one-half of the Purchase Price (with it being understood, however, that nothing in this Agreement (including this Section 8.2(a)) shall limit or restrict any of the Buyer Parties' right to maintain or recover any amounts in connection with any action or claim based upon fraud or intentional misrepresentation).

                  (b) INDEMNIFICATION BY BUYER. Buyer, and after the Closing, the Company, shall jointly and severally indemnify each of the Sellers and their respective Affiliates, stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the "SELLER PARTIES") and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Parties as and when incurred for any Losses which any such Seller Party may become subject to, as a result of, or in connection with:
(i) any breach by Buyer of any representation or warranty made by Buyer in this Agreement, (ii) any nonfulfillment or breach by the Company of any covenant, agreement or other provision under this Agreement to be performed or complied with by the Company after the Closing, or (iii) any nonfulfillment or breach by Buyer of any covenant, agreement or other provision under this Agreement.

                  (c) MANNER OF PAYMENT. Except as otherwise provided herein, any indemnification of the Buyer Parties or Sellers pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from Sellers or Buyer, as the case may be, to an account(s) designated by the applicable Buyer Party or Sellers, as the case may be, within ten days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment. The Buyer Parties shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Buyer Parties by Sellers pursuant to this Section 8.2 against any cash amounts otherwise due and payable by any of the Buyer Parties or any of their Affiliates to Sellers (including any amounts payable by Buyer in respect of the Earnout Payment pursuant to Section 2.4). All indemnification payments under this Section 8.2 shall be deemed adjustments to the Purchase Price set forth in Section 2.3(a) above.

                  (d) DEFENSE OF THIRD-PARTY CLAIMS. Any Person making a claim for indemnification under this Section 8.2 (an "INDEMNITEE") shall notify the indemnifying party (an "INDEMNITOR") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; PROVIDED THAT the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; PROVIDED THAT prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with the exception of the $300,000 threshold amount to the extent not exceeded) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (with the exception of the $300,000 threshold amount to the extent not exceeded) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; and PROVIDED FURTHER, that:

                           (i)      the Indemnitee shall be entitled to
participate in the defense of such claim and to employ counsel of its choice for such purpose; PROVIDED THAT the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than in the event Indemnitor is obligated to indemnify Indemnitee with respect to such claim which fees and expenses shall be borne by the Indemnitor, so long as they do not exceed more than 50% of Indemnitor's fees and expenses with respect to such claim);

                           (ii)     the Indemnitor shall not be entitled to
assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee with respect to (1) any claim for indemnification to the extent related any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) a claim in which the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injurious to the Indemnitee's reputation or future business prospects; (3) any claim seeking an injunction or equitable relief against the Indemnitee; (4) a claim in which the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) any claim to the extent involving environmental matters in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); PROVIDED THAT the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental claim; or (6) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

                           (iii)    if the Indemnitor shall control the
defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

                    (e) CERTAIN WAIVERS; ETC. Sellers hereby agree that they shall not make any claim for indemnification against Buyer, the Company or any of their respective Affiliates by reason of the fact that Sellers are or were a shareholder, director, officer, employee or agent of the Company or any of its Affiliates or are or were serving at the request of the Company or any of its Affiliates as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against Sellers pursuant to this Agreement or applicable law or otherwise, and Sellers hereby acknowledge and agree that they shall not have any claim or right to contribution or indemnity from the Company or any of its Affiliates with respect to any amounts paid by them pursuant to this Agreement. Except as provided in the immediately preceding sentence, nothing in this Section 8.2(e), however, shall prohibit, restrict or modify any right of the Sellers to receive indemnification from the Company to the extent such Seller is otherwise entitled to indemnification pursuant to the articles of incorporation or bylaws of the Company and applicable law with respect to any claim which does not give rise to or evidence the existence of a breach of any of the representations, warranties, covenants or agreements of the Company or the Sellers contained in this Agreement. Except as provided in
Section 8.11, effective upon the Closing, Sellers hereby irrevocably waive, release and discharge the Company and its Affiliates from any and all liabilities and obligations to them of any kind or nature whatsoever, whether in his capacity as a shareholder, officer or director of the Company or any of its Affiliates or otherwise (including in respect of any rights of contribution or indemnification, but excluding compensation otherwise payable as an employee of the Company for periods after the Company's last regularly scheduled pay period), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or equity, and Sellers agree that they shall not seek to recover any amounts in connection therewith or thereunder from the Company or any of its Affiliates. In no event shall the Company or any of its Affiliates have any liability whatsoever to Sellers for any breaches of the representations, warranties, agreements or covenants of the Company hereunder (other than agreements and covenants to be performed by the Company after the Closing), and in any event Sellers may not seek contribution from the Company or any of its Affiliates in respect of any payments required to be made by Sellers pursuant to this Agreement.

                  (f) Notwithstanding anything in this Agreement to the contrary, including, without limitation this Article 8:

                           (i)      except as specifically provided in Section
8.4 and Section 8.7 and except for fraud or intentional misrepresentation, the remedies provided in this Section 8.2 shall constitute the sole and exclusive remedies for recovery against a party to this Agreement for any dispute, breach or default hereunder;

                           (ii)     Losses shall be reduced to the extent of
the amount of (i) any tax savings resulting from the indemnified matter to which such Losses relate which are actually realized by the Indemnitee, and (ii) any insurance proceeds paid to the Indemnitee resulting from the indemnified matter to which such Losses relate;

                           (iii)    No fact, event, liability or circumstance
that reduces the Final Purchase Price may also serve as the basis for any claim (to the extent of such reduction) for indemnification by Buyer against any of the Sellers; and

                           (iv)     The parties expressly acknowledge and agree
that in no event shall any claim for Losses by Buyer be based, in any respect, upon any multiple. In addition, Losses shall specifically exclude any punitive damages.

         8.3 MUTUAL ASSISTANCE. Buyer, the Company and Sellers agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Company and Buyer in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Buyer shall pay the HSR filing fee.

         8.4      NON-COMPETITION; NON-SOLICITATION.

                  (a) Each Seller hereby acknowledges that he is familiar with the Company's trade secrets and with other Confidential Information. Each Seller acknowledges and agrees that the Company would be irreparably damaged if he were to provide services to or otherwise participate in the business of any Person competing with the Company in a similar business and that any such competition by such Seller would result in a significant loss of goodwill by the Company. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 8.4 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its stockholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this Section 8.4. Therefore, each Seller agrees, in further consideration of the amounts to be paid hereunder for the Shares and the goodwill of the Company sold by such Seller, that after the Closing and until the fifth anniversary of the Closing, each Seller shall not (and shall cause his Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any business engaged directly or indirectly in the business of providing outside plant or inside plant engineering, design, project/construction management, turnkey, or technical services to the telecommunications, CATV, and power industries; PROVIDED THAT nothing herein shall prohibit any Seller or any Seller's Affiliate from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. For purposes of this Agreement, "RESTRICTED TERRITORIES" shall mean the United States of America. Each Seller acknowledges that the Company's business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company's business being sold by each Seller pursuant to this Agreement.

                  (b) After the Closing and until the fifth anniversary of the Closing, each Seller may not (and each Seller shall cause his Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or its Affiliates at any time during the six-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 8.4(b) that any such hiring within such six-month period is in violation of clause (i) above), or (iii) for so long as such Seller has continuing obligations under Section 8.4(a) above, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or its Affiliates (including any Person that was a customer, supplier or other potential business relation of the Company or its Affiliates at any time during the 12-month period immediately prior to such call, solicit or service) for purposes of providing products or services in competition with the businesses of the Company and its Affiliates, induce or attempt to induce such Person to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its Affiliates (including making any negative statements or communications about the Company or its Affiliates reasonably likely to harm the Company's or its Affiliates' customer or supplier relations).

                  (c) If, at the time of enforcement of the covenants contained in this Section 8.4 (the "RESTRICTIVE COVENANTS"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's business and the substantial investment in the Company made by Buyer hereunder. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by him in connection with the sale by such Seller of the Shares and the goodwill of the Company's business pursuant to this Agreement and not directly or indirectly in connection with such Seller's employment or other relationship with the Company.

                  (d) If any Seller or an Affiliate of any Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company or its Affiliates at law or in equity:

                           (i)      the right and remedy to have the Restrictive
Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

                           (ii)     the right and remedy to require such Seller
to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

                  (e) In the event of any breach or violation by any Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

         8.5 PRESS RELEASE AND ANNOUNCEMENTS. Unless required by law (in which case each of Buyer and the Company agree to use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure), after the date hereof and through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Company or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of Buyer and the Company. After the Closing, Buyer and the Company may issue any such releases of information without the consent of any other party hereto.

         8.6 EXPENSES. Except as set forth below, Sellers and Buyer shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. The Company shall pay all of the fees and expenses of Altman Kritzer & Levick, P.C. in connection with the transactions contemplated hereby.

         8.7 SPECIFIC PERFORMANCE. Each of the Company, Sellers and Buyer acknowledge and agree that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the Company, Sellers and Buyer agree that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

         8.8      ARBITRATION PROCEDURE.

                  (a) Each of Buyer and Sellers agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions this
Article VIII (the "DISPUTES") following the Closing; PROVIDED THAT nothing in this Section 8.8 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The parties hereby acknowledge and agree that, except as otherwise provided in this Section 8.8 or in the Rules for Non-Administered Arbitration of Business Disputes (the "RULES") promulgated by the Center for Public Resources Institute for Dispute Resolutions (the "INSTITUTE") as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the United States Arbitration Act, 9 U.S.C. Section 1 Et. SEQ.

                  (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after the delivery of such notice, the party delivering such notice of Dispute (the "DISPUTING PERSON") may thereafter commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "NOTICE OF ARBITRATION"). Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein. The Arbitrator shall permit and facilitate such discovery as the party initiating such claim shall reasonably request. Buyer and Sellers shall mutually agree upon one arbitrator to resolve any Dispute pursuant to the procedures set forth in this Section 8.8 and the Rules.

                  (c) The arbitrator selected pursuant to Section 8.8(b) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000 and if Sellers contest only $500 of the amount claimed by Buyer, and if the arbitrator ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 divided by 500) to Sellers and 40% (i.e., 200 divided by 500) to Buyer.

                  (d) The arbitration shall be conducted in Orlando, Florida under the Rules as in effect from time to time. The arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the "FINAL DETERMINATION") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

                  (e) Buyer or Sellers may enforce any Final Determination in any state or federal court of competent jurisdiction. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

         8.9 FURTHER ASSURANCES. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company. Sellers shall not in any manner take any action which is designed or intended to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company and its Affiliates at any time after the date of this Agreement as were maintained with the Company and its Affiliates prior to the date of this Agreement.

         8.10 CONFIDENTIALITY. Sellers agree not to disclose or use at any time (and Sellers shall cause each of their Affiliates not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is directly related to and required by the performance of Sellers' duties to the Company as an officer or employee. In the event any such Seller or any Affiliates of a Seller is required by law to disclose any Confidential Information, Sellers shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Seller shall cooperate with Buyer and the Company to preserve the confidentiality of such information consistent with applicable law.

         8.11     TAX MATTERS.

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date or for which the date of measurement for such Tax occurs prior to the Closing Date which are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to the Company. Sellers shall permit Buyer to review and comment on each such Tax Return prior to filing, and Sellers shall permit Buyer to prepare any portion of a Tax Return that relates to the Section 338(h)(10) Election. Sellers shall reimburse Buyer for all Pre-Closing Taxes with respect to such periods within fifteen (15) days prior to any payment by Buyer or the Company of such Taxes but only to the extent such Taxes are not accrued as a liability on the Closing Balance Sheet and used to determine the Final Purchase Price pursuant to Section 2.3. Notwithstanding any other provision of this Agreement, Sellers shall be liable for, and shall indemnify and hold Buyer harmless against, all Taxes attributable to or arising out of the failure of the Company to be qualified as an "S corporation" at any time and all Taxes (including Taxes resulting from a Section 338(h)(10) Election) imposed on the Company under Section 1374 and any similar provision of state or local law.

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date ("STRADDLE TAX RETURNS"). Buyer shall permit Sellers to review and comment on each such Tax Return prior to filing and shall prepare such Tax Returns in accordance with the Company's past practice insofar as they relate to the Company and as long as such practice is in accordance with applicable law. The portion of any Tax liability of the Company which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, excluding any income Tax liability of the Company resulting from a
Section 338(h)(10) Election, shall be referred to herein as "PRE-CLOSING TAXES." Sellers shall pay to Buyer an amount equal to the Pre- Closing Taxes due with any Straddle Tax Returns (to the extent such Taxes are not accrued as a liability on the Closing Balance Sheet used to determine the Final Purchase Price pursuant to Section 2.3) at least ten (10) days before Buyer is required to cause to be paid the related Tax liability. Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; PROVIDED, HOWEVER, that in the case of a tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Notwithstanding the foregoing, Sellers shall be liable for, and shall indemnify and hold Buyer harmless against, all Taxes attributable to or arising out of the failure of the Company to be qualified as an "S corporation" at any time and all Taxes (including Taxes resulting from a Section 338(h)(10) Election) imposed on the Company under Code Section 1374 and any similar state or local law.

                  (c)      SECTION 338(h)(10) ELECTION.

                           (i)      At Buyer's election (by written notice to
the Sellers), each of the Sellers and Buyer will make an election under Code
Section 338(h)(10) (and any corresponding provisions of state, local, or foreign law) (collectively, a "SECTION 338(h)(10) ELECTION") for the Company with respect to the purchase and sale of the Shares. Sellers shall sign on a timely basis all federal and state forms used to make a Section 338(h)(10) Election requiring its signature, which forms shall be provided to Sellers at least 30 days prior to the required filing date.

                           (ii)     If Buyer elects to make a Section 338(h)(10)
Election, Buyer shall pay each Seller, no later than 10 days prior to the date that such Seller's income taxes associated with the Section 338(h)(10) Election are due, an amount in cash equal to (1) the excess, if any, of the federal, state and local income taxes of such Seller as a result of the sale of the Shares with a Section 338(h)(10) Election over the amount of the federal, state and local income taxes that would have been imposed on such Seller if no Section 338(h)(10) Election had been made plus (2) an amount equal to the Taxes payable by the Sellers with respect to the amount paid to them in clause (1).

                           (iii)    Promptly after the Closing Date, Sellers
shall provide to Buyer any information (including Tax elections made by or on behalf of Sellers) reasonably requested by Buyer in connection with its filing of a Section 338(h)(10) Election.

                           (iv)     The Purchase Price and other relevant items
shall be allocated among the assets of the Company in accordance with their fair market values as reasonably determined by Buyer, in accordance with Code Section 1060 and the regulations thereunder, which allocation shall be binding upon Sellers. Buyer shall deliver a schedule setting forth the fair market value of the assets and such allocation within ninety (90) days after the Closing Date. Buyer and Sellers shall file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value.

                  (d) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate level gains tax triggered by the sale of the Company's stock), shall be paid by Sellers when due, and Sellers will, at its own expense, file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if requested by applicable law, Buyer will, and will cause the Companies to, join in the execution of any such Tax Returns and documentation.

                  (e)      COOPERATION ON TAX MATTERS.

                           (i)      Sellers, the Company and Buyer shall
cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents reasonably necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers, the Company and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any party hereto, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and to give each of the parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, a party shall allow the other party to take possession of such books and records or copies thereof.

                           (ii) Buyer shall have the right to participate in any
Tax proceeding related to a pre-Closing Tax year of the Company which may have the effect of increasing Buyer's or the Company's Tax liability for any Tax period ending after the Closing, and Sellers shall not settle or compromise any such proceeding without Buyer's prior written consent; PROVIDED HOWEVER, Buyer hereby agrees to consent if Sellers fully indemnify Buyer for any increase in Buyer's or the Company's Tax liability. Buyer shall not file an amended Tax Return including the Company for any period ending before the Closing, if such amendment would have the effect of increasing the Tax liability of the Sellers, without the prior written consent of the Sellers.

                           (iii) Buyer and Sellers further agree, upon request
by the other, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iv)  Without the prior written consent (which shall
not be unreasonably withheld) of Buyer, neither Sellers nor the Company shall make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, Buyer or any Affiliate of Buyer. Sellers shall notify Buyer of any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company within fifteen (15) days of making such consent or waiver.

         8.12 EMPLOYMENT AGREEMENTS. On the Closing, the Company shall enter into each of the Employment Agreements and if the Company does not do so the Buyer shall cause the Company immediately after the Closing to execute such agreements.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 AMENDMENT AND WAIVER. This Agreement may be amended, and any provision of this Agreement may be waived; PROVIDED THAT any such amendment or waiver will be binding upon the Sellers only if such amendment or waiver is set forth in a writing executed by Sellers, and any such amendment or waiver will be binding upon the Company and Buyer only if such amendment or waiver is set forth in a writing executed by Buyer or the Company, as the case may be. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

         9.2 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) or one day after being sent by reputable overnight express courier (charges prepaid), or (ii) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Sellers, the Company and Buyer shall be sent to the addresses indicated below:

NOTICES TO THE SELLERS:

Utility Consultants, Inc.
1810 Water Place
Suite 200
Atlanta, Georgia 30339
Attn:    Irvin Gunter
         Ronald Lipham
Telecopy: (770) 955-9955

WITH A COPY TO (WHICH SHALL NOT CONSTITUTE
NOTICE TO THE SELLERS):

Altman, Kritzer & Levick P.C.
6400 Powers Ferry Road, NW
Suite 224
Atlanta, Georgia 30339
Attn:    Theodore I. Blum
Telecopy:  (770) 303-1169

NOTICES TO THE COMPANY AND BUYER:

Linc.net, Inc.
6303 Blue Lagoon Drive, Suite 305
Miami, FL 33126
Attn:    Ismael Perera
Telecopy: (305) 266-0875

WITH COPIES TO (WHICH SHALL NOT CONSTITUTE NOTICE TO THE COMPANY OR BUYER):

First Chicago Equity Capital
55 W. Monroe
16th Floor
Chicago, IL 60670
Attn:    Burton E. McGillivray
Telecopy: (312) 732-7483

Saunders Karp & Megrue, L.P.
262 Harbor Drive
4th Floor
Stamford, CT 06902
Attn:    Timothy B. Armstrong
Telecopy:    (203) 708-6677

Kirkland & Ellis
200 East Randolph
Chicago, IL 60601
         Attn:    Ted H. Zook
         E. Paul Quinn
Telecopy:    (312) 861-2200


         9.3 SUCCESSORS AND ASSIGNS. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers without the prior written consent of Buyer. Buyer may assign its rights and obligations hereunder (including its right to purchase the Shares), in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto; PROVIDED that after such assignment Buyer shall remain fully and primarily liable for the payment and performance of Buyer's obligations hereunder if Buyer's assignee is unable to pay or perform. In addition, Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Company or its respective businesses in any form of transaction without the consent of any of the other parties hereto. Buyer and, following the Closing, the Company may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security.

         9.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.5 INTERPRETATION. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word "including" herein shall mean "including without limitation" and, unless the context otherwise required, "neither," "nor," "any," "either" and "or" shall not be exclusive. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         9.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         9.7 NO THIRD-PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

         9.8 COMPLETE AGREEMENT. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including, but not limited to, that certain letter agreement dated October 15, 1999 by and among the Company, the Sellers and Linc.net.

         9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

         9.10 DELIVERY BY FACSIMILE. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

         9.11 GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Georgia without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Georgia.

         9.12 SCHEDULES. Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule or cross-referenced in such other applicable section or schedule.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

                           LINC.NET ACQUISITION CORP.


                           By:_________________________________
                           Name:
                           Title:


                            UTILITY CONSULTANTS, INC.



                             By:________________________________
                             Name:
                             Title:



                              -----------------------------------
                              Irvin Gunter


                              -----------------------------------
                              Ronald Lipham

                               SCHEDULE OF SELLERS


                                 Number of          Percentage
                                   Shares              Owned
                                 ---------          ----------
         Irvin Gunter               26,000                80
         Ronald Lipham               6,500                20
                                 ---------          ----------

                                   32,500              100%
